EXHIBIT 10.13

SUSPENSION OF RIGHTS AGREEMENT

To:	JPMorgan Chase Bank, N.A., as Administrative Agent
From:	KEURIG DR PEPPER INC.
Date:	September 10, 2021

Ladies & Gentlemen

CREDIT AGREEMENT dated as of February 28, 2018 among KEURIG DR PEPPER INC. (f/k/a DR PEPPER SNAPPLE GROUP, INC.) as the Borrower, JPMORGAN CHASE BANK, N.A. as Administrative Agent and the LENDERS and ISSUING BANKS from time to time party thereto (as amended, restated, increased, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the facility thereunder, the “Revolving Facility”).
1We are writing to you in your capacity as Administrative Agent under the Credit Agreement. Unless otherwise defined in this letter, terms defined in the Credit Agreement have the same meaning when used in this letter. The term “Non-USD Currency” in this letter shall mean collectively or individually:
☒ GBP
☒ EUR
☐ CHF
☐ JPY
2The Borrower acknowledges that from December 31, 2021, panel submissions for all Non-USD Currency LIBOR tenors and 1-week and 2-month USD LIBOR tenors shall cease, following which representative LIBOR rates for such currencies and tenors shall cease to be available (the “2021 LIBOR Cessation”).
3For good and valuable consideration, including delaying the incurrence of costs required to update the terms of the Credit Agreement in connection with the 2021 LIBOR Cessation, and in lieu of amending or waiving any term of the Credit Agreement, the Borrower agrees with effect as of the date hereof to suspend its following rights under the Credit Agreement:
(a)The Borrower agrees that, notwithstanding anything to the contrary in the Loan Documents, the Non-USD Currency shall not be available as an Agreed Currency under the Revolving Facility and no Lender shall be obligated to participate in any Borrowing under the Revolving Facility in Non-USD Currency;
(b)The Borrower agrees that, notwithstanding anything to the contrary in the Loan Documents, it shall no longer be permitted to select an Interest Period of 1-week or 2-months for any Borrowing in USD without the consent of (i) in the case of an Interest Period of 1-week, all Lenders under the Revolving Facility and (ii) in the case of an Interest Period of 2-months, Required Lenders under the Revolving Facility (clause (a) and (b) together, the “Suspension of Rights”); and
(c)The Borrower agrees that, if a notice or instruction is given under the Credit Agreement after the date hereof that selects (a) Non-USD Currency as the currency of a Loan, such notice or instruction shall be deemed to be amended to select USD as the currency of that Loan or, (b) subject to paragraph 3(b) hereof, an Interest Period under the Credit Agreement that uses 1-week or 2-month USD LIBOR to calculate interest such notice or instruction shall be deemed to be amended to select an Interest Period of 1-month and, in each case, agrees that only such amended notice or instruction will have effect under the Credit Agreement.
4The Suspension of Rights shall cease to have effect (and all rights of the Borrower under the Credit Agreement in respect of the terms set out in paragraph 3 above in effect immediately prior to the Suspension of Rights shall be in full force and effect) following notice from the Borrower to the Administrative Agent, provided that, such notice shall only be effective if, prior to the date of such notice, amendments to the Credit Agreement to take account of the 2021 LIBOR Cessation and to replace LIBOR with an alternative benchmark with respect to Non-USD Currency Loans have become effective pursuant to and in accordance with the terms of the Credit Agreement.
5This letter is hereby designated as a Loan Document and we acknowledge that this letter will be posted to the Syndtrak site established for Lenders for the Credit Agreement. We acknowledge and agree that each Lender under the Credit Agreement may rely on and shall be a third party beneficiary of this letter.
6Please sign and return to us the enclosed copy of this notice by way of your acknowledgement to the contents set out in this letter.
7This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
8This letter has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
9The provisions of Section 9.09 and Section 9.10 of the Credit Agreement shall apply, mutatis mutandis, to this letter.

Very truly yours,

KEURIG DR PEPPER INC.

By:	/s/ Dan Morrell
Name:	Dan Morrell
Title:	VP Treasurer

Agreed and accepted by:
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Gregory T. Martin
Name:	Gregory T. Martin
Title:	Executive Director